Exhibit 99.2
August 7, 2018

Fellow Calix stockholders:

Our mission is to connect everyone and everything. Calix platforms empower our customers to build new business models, rapidly deploy new services and make the promise of the smart home and business a reality. In the second quarter, we continued to make steady progress on our mission. We expanded our addressable market and added 29 new customers. We extended our core technology, broadened our platform ecosystem and honed our service offerings, all while dramatically improving our operating leverage through our all-platform product offerings.

Continued Progress Through Our Transformation

Our relentless focus on the transformation of Calix into a communications cloud and software platform, systems and services business yielded further steps forward in the second quarter. Over the long term we believe these achievements will manifest in improved financial performance across four measurable metrics:

•	Gross margin expansion

•	Disciplined operating expense investment

•	Deliberate revenue growth

•	Increased predictability

We expect these metrics will continue to improve as our platforms increase as a percentage of our total business. As we have previously discussed, we will continue to take every opportunity to simplify our business and increase our focus on our all-platform offerings.

Examples of progress made in the quarter were:

•
Continued traction for Calix Cloud as leading customers leveraged support cloud to drive 30% reductions in truck rolls and marketing cloud to achieve 80% take rates for new services. Revenue for Calix Cloud continued its rapid growth, achieving high double-digit percentage sequential growth in the quarter.

•	Announced our strategic co-creation partnership with Infosys, a significant step in the development of our AXOS ecosystem and a catalyst for rapid innovation on the AXOS Platform.

•
More than 50 new AXOS customers took delivery of the AXOS E7-2 GPON system in the first quarter of availability and the AXOS E9-2 Intelligent Edge System was recognized as the “Most Innovative SDN Solution” by Network Virtualization Europe.

•	Rapid adoption of our mesh-enhanced carrier class Wi-Fi solutions established a new benchmark with more than 400 service providers purchasing the solution in the first two quarters after launch.

•	Further expansion of our customer base as we added 29 new customers. This new customer base includes operators from nearly every service provider segment.

The Effects of Disruption and the Opportunity Ahead

Our vision is focused on providing the platforms and services that enable innovative service providers to create services at a DevOps pace and provide their subscribers with an exceptional experience. Service providers achieve this objective by building their infrastructure and service offerings on platforms. The ongoing wave of disruption sweeping across the communications space remains unprecedented in our experience. We continue to see traditional business models being disrupted as service providers of all types learn to adapt to the needs of the device-enabled subscriber. We believe the winning service providers in the future will be those who relentlessly focus on providing an exceptional experience for their customers. Our Calix Cloud, EXOS and AXOS platforms position our customers to provide this experience and win in their markets thereby enabling them to build more valuable businesses. We in turn are doing the same.

Our focus is on finding like-minded customers regardless of their legacy type, size or physical location. This expansion of our total addressable market and diversification of our customer base enabled stronger financial performance as gains in our all-platform product portfolio delivered value greater than the declines in our legacy product portfolio. Therefore, we are pleased to discuss our results for the quarter.

Q2 2018 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$111.7M	$111.7M	$110 - $115M
Gross margin	45.5%	45.7% (1)	43.0 - 45.0% (1)
Operating expenses	$53.8M	$50.7M (1)	$50.0 - $52.0M (1)
Net income (loss) per common diluted share	($0.05)	$0.01(1)	($0.05) - $0.00 (1)
Operating cash flow	$3.1M	Positive	Positive
(1) Excludes the impact from non-GAAP items including stock-based compensation and restructuring charges. See reconciliations to GAAP below.

Results in the quarter were within or above our guidance. Revenue, gross margin, net income and operating cash flow all increased sequentially, while we were able to reduce operating expenses both year-over-year and sequentially. Total revenue increased by more than 12% sequentially benefiting from solid demand for our platforms, ramps of new programs with both domestic and international customers as well as increased customer diversity. New product mix, continued diversification of our customer base and improvement in our services business helped drive overall gross margins above the high end of guidance and up over 300 basis points sequentially. Importantly, we increased our revenue while maximizing our operating leverage. Operating expenses declined both year-over-year and sequentially and were in line with expectations as we continue to reap the benefits of our all-platform model. This led to the first reported non-GAAP profit since the third quarter of 2016 with a reported net income per common diluted share above the high end of our expectations.

Systems revenue decreased 4% compared to the year ago period as a result of less CAF2-related turnkey network deployment project revenue. We saw continued traction with our AXOS and Calix Cloud platforms partially offsetting declines in our traditional systems revenue. Compared to the prior quarter, systems revenues increased more than 10% owing to strength in AXOS and Calix Cloud along with strength in international revenue with new customers, sequential growth with our large customers as well as seasonal gains in our traditional products. Services revenue decreased more than 50% compared to the year ago quarter as we continue to align our services business with our all-platform model. In addition, this quarter we again faced a challenging comparison with the year ago quarter as we saw lower levels of CAF2-related turnkey deployment revenue. CAF2-related work continues as customers drive to meet 2018 milestones. However, the absolute level of activity is lower in 2018 relative to 2017. Compared to the prior quarter, services revenue increased by nearly 50% benefiting from new program ramps and CAF2 seasonality.

Domestic revenue was 83% of total revenue for the quarter and declined 14% compared to the year ago period due to the just noted challenging comparison with the year ago period. Revenue from large customers also decreased significantly compared to the year ago period due to lower CAF2-related activity and the ongoing merger-related slowdown in capital spending by one major customer in the current period. This was partially offset by continued shipments to a large, North America-based service provider as they continue their next generation network upgrade. Compared to the prior quarter, revenue from large customers increased substantially owing to the just mentioned shipments to a large, North America-based service provider as well as a rebound in shipments to another large customer. Revenue from medium-sized customers declined relative to the year ago period due to lower turnkey network improvement project revenue and an overall lower level of capital spending. Revenue from small and regional operators increased modestly compared to the year ago quarter led by strength in Calix Cloud and AXOS along with CAF-related program builds. International revenue was 17% of total revenue and increased 6% year over year as the team continues to focus on finding strategically aligned customers for our all-platform business. This focus led to a decline in our traditional products partially offset by success with AXOS, Calix Cloud and our new products. Our revenue diversification efforts continued this quarter with new customers spanning a multitude of different types and sizes.

Overall gross margin in the quarter marked the highest level in two years and was above our expectations. We saw benefits from continued customer diversification, improved systems mix driven by our all-platform product offerings and better operating performance in services. Systems gross margin was up both compared to the prior quarter and to the year ago quarter on both a GAAP and non-GAAP basis. The principal drivers of the improved gross margin both year-over-year and sequentially were continued customer diversification and growth in our all-platform product offerings. Services gross margin on both a GAAP and non-GAAP basis improved dramatically this quarter as the team again executed well against existing contracts. In addition, new service offerings aligned with our platforms were an increased contributor to improved gross margin in the quarter.

Operating expenses for the quarter were in-line with expectations on both a GAAP and non-GAAP basis as the team focused on maintaining disciplined investment while continuing to drive accelerated innovation for our customers. Importantly, we were able to support the 12% sequential increase in revenue on lower absolute levels of operating expenses. Compared to the year ago quarter, both GAAP and non-GAAP operating expenses decreased by more than 10%. Excluding the gain on sale reported last quarter, GAAP and non-GAAP operating expenses declined 10% and 2%, respectively. Relative to the year ago level, these annual decreases primarily reflect the leverage of our all-platform product offerings which enable a lower level of incremental R&D investment while driving a higher level of platform enhancements that allow us to introduce new products at a DevOps pace. As demonstrated this quarter we expect, with our all-platform model, to continue to improve our operating expense leverage, while maintaining an accelerated pace of innovation.

Balance Sheet and Cash Flows

We ended the quarter with cash of $48.2 million, a sequential increase of more than 10%. The sequential increase in our cash was the result of positive operating cash flow driven by the changes in working capital and the proceeds from employee stock plan purchases. Compared to the year ago quarter, our cash balance declined due to negative operating cash flow reported over the past twelve months partially offset by the proceeds from the sale of our outdoor cabinet product line last quarter as well as borrowings on our credit line.

Our team’s focus on operational excellence resulted in outstanding balance sheet metrics. Accounts receivable days sales outstanding at quarter end were up 6 days compared to the prior quarter and up 18 days compared to the prior year reflecting the timing of advanced CAF2 payments relative to when revenue is recognized last year as well as a large amount of shipments occurring in the last month of the second quarter of this year. Inventory turns were 8.9 at quarter end marking another record level for inventory velocity. This compares to 6.6 turns in the prior quarter and 6.9 turns in the year ago quarter. Accounts payable days at quarter end were up 12 days from the prior quarter and 17 days from the year ago quarter as we look to keep our cash conversion cycle within our expected range. Our cash conversion cycle was 59 days compared to 79 days in the prior quarter and 70 days in the year ago quarter.

Operating cash flow for the second quarter was positive due to our sequential improvement in our operating results as well as the solid operating performance of our team. We generated $3.1 million in cash flow from operating activities and used $1.1 million for capital expenditures. The team remains relentlessly focused on meeting customer requested delivery dates in the face of a somewhat challenging environment for some key components.

Q3 2018 Guidance

	Guidance Non-GAAP	Reconciliation of Guidance to GAAP
Revenue	$111 - $115M	—
Gross margin	45.0 - 47.0% (1)	44.8 - 46.9% (1)
Operating expenses	$50.0 - $52.0M (1)	$52.6 - $54.6M (1)
Net income (loss) per common diluted share	$0.00 - $0.04 (1) (2)	($0.05) - ($0.01) (1)(2)
Operating cash flow	Negative	Negative

(1)	Excludes the impact from non-GAAP items such as stock-based compensation.

(2)	Based on 53.6 million weighted-average common diluted shares outstanding.

Our guidance for Q3 2018 reflects our expectations as of the date of this letter. Like last quarter, we expect to see positive benefits in Q3 2018 from the continued ramp of new, innovative products into the marketplace such as our mesh and carrier-class Wi-Fi systems, Calix Cloud subscriptions and continued shipments of the AXOS E9-2. Offsetting this expected growth will be a challenging comparison with the year ago quarter as the prior year’s quarter included the peak quarterly activity level of a major CAF2 project for a key customer. The work on this project was substantially completed at the end of 2017. We continue to expect the amount of new CAF2 work for this customer in 2018 to be significantly reduced as compared to 2017. As such, we expect that this trend will negatively impact our year-over-year revenue comparisons for the remainder of 2018.

Our non-GAAP gross margin guidance for next quarter reflects our expectations of continued customer diversification and improved systems mix related to continued strong organic demand for our all-platform product offerings. In addition, we expect continued improvement in services gross margin as we align our offerings with our all-platform model.

Our non-GAAP operating expense guidance for next quarter reflects our continued focus on investment discipline.

Finally, we expect operating cash flow to decline next quarter relative to the just reported quarter as we invest capital into inventory.

Importantly, we remain committed to our long-term financial model. As a reminder, our long-term model drives to a better than 10% operating margin at an annual revenue level of $600 million.

Summary

We made steady progress towards our mission in the quarter, and as we continue to execute, we expect to see our fundamental performance continue to improve. In this quarter, we grew our customer base, expanded our gross margin, continued to demonstrate discipline in operating expense investment and grew revenue in a deliberate fashion. Furthermore, with all our financial metrics either within or above our guidance ranges, we demonstrated the increased predictability that results from our all-platform model.

It is clear innovative service providers are looking to Calix to provide the platforms, solutions and services to enable them to improve their subscribers’ experience, thereby driving their revenue higher, lowering their churn and increasing ROI. As such, we believe we are well placed to continue building Calix … an all-platform company … that is positioned in front of the largest disruption our industry has experienced. We remain committed to our vision and we sincerely thank our employees, customers and stockholders for their continued support as we capitalize on this disruption.

Sincerely,

Carl Russo President & CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to answer questions regarding Q2 2018 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix
Calix, Inc. (NYSE: CALX) - Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart home and business into new revenue streams.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about potential customer or market opportunities, industry, market and customer trends, opportunities with existing and prospective customers, estimates and planned cost savings related to restructuring plans and future financial performance (including the outlook for the third quarter of fiscal 2018). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in the Company’s financial and operating results, the capital spending decisions of its customers, changes and disruptions in the market and industry, changes in regulations and/or government sponsored programs, competition, its ability to achieve market acceptance of new products and solutions, its ability to grow its customer base, fluctuations in costs associated with its products and services including higher costs due to project delays and changes, cost overruns and other unanticipated factors, as well as the risks and uncertainties described in its annual reports on Form 10-K and its quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses and non-GAAP net income (loss) per common diluted share. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude certain non-cash charges for stock-based compensation, gain on sale of product line and restructuring charges, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Revenue:
Systems	$102,563	$107,348	$195,854	$198,953
Services	9,139	18,775	15,251	44,688
Total revenue	111,702	126,123	211,105	243,641
Cost of revenue:
Systems (1)	54,363	58,299	105,996	115,672
Services (1)	6,473	24,501	12,184	50,269
Total cost of revenue	60,836	82,800	118,180	165,941
Gross profit	50,866	43,323	92,925	77,700
Operating expenses:
Research and development (1)	22,101	32,950	47,637	66,758
Sales and marketing (1)	20,527	18,429	40,428	40,858
General and administrative (1)	10,371	9,701	19,466	19,958
Restructuring charges	793	957	6,133	1,656
Gain on sale of product line	—	—	(6,704)	—
Total operating expenses	53,792	62,037	106,960	129,230
Loss from operations	(2,926)	(18,714)	(14,035)	(51,530)
Interest and other income (expense), net:
Interest income (expense), net	(165)	54	(388)	148
Other income (expense), net	456	(151)	162	(81)
Total interest and other income (expense), net	291	(97)	(226)	67
Loss before provision for income taxes	(2,635)	(18,811)	(14,261)	(51,463)
Provision for income taxes	158	177	268	850
Net loss	$(2,793)	$(18,988)	$(14,529)	$(52,313)
Net loss per common share:
Basic and diluted	$(0.05)	$(0.38)	$(0.28)	$(1.05)
Weighted average number of shares used to compute
net loss per common share:
Basic and diluted	52,290	50,019	51,952	49,772

(1) Includes stock-based compensation as follows:
Cost of revenue:
Systems	$141	$96	$253	$212
Services	90	75	167	131
Research and development	814	1,122	1,797	2,448
Sales and marketing	785	654	1,635	1,765
General and administrative	714	831	1,449	1,762

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$48,175	$39,775
Accounts receivable, net	69,535	80,392
Inventory	19,988	31,529
Prepaid expenses and other current assets	11,059	10,759
Total current assets	148,757	162,455
Property and equipment, net	15,557	15,681
Goodwill	116,175	116,175
Other assets	1,981	759
	$282,470	$295,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,112	$35,977
Accrued liabilities	47,445	49,279
Deferred revenue	17,205	13,076
Line of credit	30,000	30,000
Total current liabilities	120,762	128,332
Long-term portion of deferred revenue	18,497	20,645
Other long-term liabilities	2,051	1,130
Total liabilities	141,310	150,107
Stockholders’ equity:
Common stock	1,460	1,421
Additional paid-in capital	860,196	851,054
Accumulated other comprehensive loss	(397)	(169)
Accumulated deficit	(680,113)	(667,357)
Treasury stock	(39,986)	(39,986)
Total stockholders’ equity	141,160	144,963
	$282,470	$295,070

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended
	June 30,	July 1,
	2018	2017
Operating activities:
Net loss	$(14,529)	$(52,313)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	5,301	6,318
Depreciation and amortization	4,942	4,929
Amortization of intangible assets	—	813
Loss on retirement of property and equipment	247	80
Gain on sale of product line	(6,704)	—
Changes in operating assets and liabilities:
Accounts receivable, net	11,348	(2,056)
Inventory	9,524	4,973
Prepaid expenses and other assets	(1,066)	(5,487)
Accounts payable	(10,315)	3,731
Accrued liabilities	(2,589)	2,962
Deferred revenue	1,180	14,860
Other long-term liabilities	(17)	(244)
Net cash used in operating activities	(2,678)	(21,434)
Investing activities:
Purchases of property and equipment	(2,955)	(4,715)
Purchases of marketable securities	—	(8,732)
Sales of marketable securities	—	5,051
Maturities of marketable securities	—	18,516
Proceeds from sale of product line	10,350	—
Net cash provided by investing activities	7,395	10,120
Financing activities:
Proceeds from exercise of stock options	51	29
Proceeds from employee stock purchase plans	3,836	673
Taxes paid for awards vested under equity incentive plan	(7)	(2,630)
Proceeds from line of credit	288,064	—
Repayment of line of credit	(288,064)	—
Net cash provided by (used in) financing activities	3,880	(1,928)
Effect of exchange rate changes on cash and cash equivalents	(197)	177
Net increase (decrease) in cash and cash equivalents	8,400	(13,065)
Cash and cash equivalents at beginning of period	39,775	50,359
Cash and cash equivalents at end of period	$48,175	$37,294

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, in thousands, except per share data)
Three Months Ended June 30, 2018

	Gross Margin %	Operating Expenses	Net Income (Loss) Per Common Diluted Share
GAAP amount	45.5%	$53,792	$(0.05)
Adjustments to GAAP amounts:
Stock-based compensation	0.2%	(2,313)	0.05
Restructuring charges	—	(793)	0.01
Non-GAAP amount	45.7%	$50,686	$0.01

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, in thousands, except per share data)
Three Months Ending September 29, 2018

Outlook	GAAP	Stock-Based Compensation	Non-GAAP
Gross margin	44.8% - 46.8%	0.2%	45.0% - 47.0%
Operating expenses	$ 52,600 - $ 54,600	$ (2,600)	$ 50,000 - $ 52,000
Net income (loss) per common diluted share(1)	$ (0.05) - $ (0.01)	$ 0.05	$ 0.00 - $ 0.04

(1) Based on 53.6 million weighted average common diluted shares outstanding